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                                                                      Exhibit 99

For Immediate Release
Contact:  Denny Lynch W-614/764-3413
                      H-614/764-2535

                      Jim Near, Wendy's Chairman, Dies Unexpectedly

Dublin, OH, July 23, 1996 (NYSE:WEN) -- James W. Near, chairman of Wendy's International, Inc., passed away yesterday morning after suffering a heart attack. He was 58.

Near, a native of Columbus, Ohio, spent his entire career in the restaurant business, starting at age 15 as a short-order cook. He worked more than 21 years at Wendy's, starting as a franchisee, and later joined the corporation as president, chief executive officer, and finally, chairman. In January, 1995, he turned over the day-to-day operations to current CEO, President and Chief Operating Officer Gordon F. Teter.

"Jim has been an outstanding leader at Wendy's and throughout the industry," Teter said. "His passion for restaurant operations and taking care of every customer were the driving force behind Wendy's remarkable success over the past decade. He taught all of us how to be better operators."

"He was a great man and my best friend," Founder and Senior Chairman Dave Thomas, said. "He knew more about restaurants than anyone else I know. He loved the hustle and bustle of a busy restaurant, and his passion for the customers and employees was evident to everyone who met him. That will be his legacy. I'll miss him dearly."

Near's first job was as a 15-year-old cook for a Burger Boy Restaurant in Columbus. He worked there through high school and after graduating from Hanover College in Indiana, rising to vice president of the company that grew to 50 restaurants. In 1969, the chain was acquired by Borden, Inc. and Near became president of its retail sales division.




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In 1974, he left Borden to become a franchisee of Wendy's, developing 39 successful restaurants in West Virginia and Florida over the next four years. After selling those restaurants to Wendy's, he created Sisters Chicken & Biscuits restaurants in 1980. A year later, Wendy's bought the concept, building the chain into 70 restaurants before selling it to its largest franchisee in 1987.

Near returned to Wendy's in 1986 as president and chief operating officer and worked to streamline the company's structure and improve restaurant operations. He became CEO in 1989 and added the chairman's duties in 1991.

Near is credited with leading Wendy's turnaround in the late-80's by refocusing the company on restaurant operations, introducing value-priced menu items along with specialty sandwiches, and encouraging Dave Thomas to become the advertising spokesman.

The restaurant industry recognized Near's accomplishments with its top awards. In 1992, Near was named Operator of the Year by Nation's Restaurant News, Executive of the Year by Restaurants & Institutions and received the Leadership Award from Restaurant Business. In 1994, he received the Silver Plate Award from the International Foodservice Manufacturers Association.

Near, who was a resident of Bonita Springs, Florida, is survived by his wife, Nancy; son, David and wife Marni; son, Jason; mother, Helen and brothers Dan and Bill.

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